EXHIBIT 99.3

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The following table sets forth the selected historical consolidated financial and operating data of Primedex. Primedex, our parent company, is a guarantor of the notes and has no material assets or operations of its own other than its ownership of 100% of the capital stock of RadNet. As a result, with the exception of Primedex’s obligation under its 11.5% Series A Convertible Subordinated Debentures due June 30, 2008 ($16.2 million outstanding as of January 31, 2004 and the liability with respect to which is solely Primedex’s) and any cash held by Primedex, the consolidated financial position and results of operations of Primedex are substantially the same as those of RadNet and its subsidiaries. The selected consolidated statement of operations data set forth below for each of the years in the three-year period ended October 31, 2003 and the consolidated balance sheet data set forth below as of October 31, 2002 and 2003 are derived from Primedex’s audited consolidated financial statements and notes thereto included in Primedex’s Annual Report on Form 10-K for the fiscal year ended October 31, 2003. The selected historical consolidated statement of operations data set forth below for the years ended October 31, 1999 and 2000 and the consolidated balance sheet data set forth below as of October 31, 1999, 2000 and 2001 are derived from Primedex’s audited consolidated financial statements included in Primedex’s Annual Reports on Form 10-K for the fiscal years ended October 31, 2000 and 2001. The selected consolidated statement of operations data set forth below for the three-month periods ended January 31, 2003 and 2004 and the consolidated balance sheet data set forth below as of January 31, 2004 are derived from our unaudited financial statements included in Primedex’s Quarterly Report on Form 10-Q for the quarterly period ended January 31, 2004, which, in our opinion, include all adjustments, consisting of normally recurring adjustments, necessary for a fair presentation of the information. The results for the three months ended January 31, 2004 are not necessarily indicative of results for the entire fiscal year. The selected historical consolidated financial data set forth below should be read in conjunction with and is qualified in its entirety by reference to the audited and unaudited consolidated financial statements and the related notes referenced above and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Primedex’s Annual Report on Form 10-K for the fiscal year ended October 31, 2003 and Primedex’s Quarterly Report on Form 10-Q for the quarterly period ended January 31, 2004.

The financial data set forth below is derived from the consolidated financial statements of Primedex, its subsidiaries and certain affiliates. As a result of the contractual and operational relationship among BRMG, Dr. Berger and us, we are considered to have a controlling financial interest in BRMG pursuant to guidance issued by the Emerging Issues Task Force, or EITF, of the Financial Accounting Standards Board, or FASB, in EITF’s release 97-2. Due to the deemed controlling financial interest, we are required to include BRMG as a consolidated entity in our consolidated financial statements. This means, for example, that revenue generated by BRMG from the provision of professional medical services to our patients, as well as BRMG’s costs of providing those services, are included in our consolidated statement of operations, whereas the management fee that BRMG pays to us under our management agreement with BRMG is eliminated as a result of the consolidation of our results with those of BRMG. Also, because BRMG is a consolidated entity in our financial statements, any transactions between BRMG and us, including advances we have received from or made to BRMG, are not reflected in our consolidated financial statements or in the data below. If BRMG were not treated as a consolidated entity in our consolidated financial statements, the presentation of certain items in our income statement, such as net revenue and costs and expenses, would change but our net income would not, because in operation and historically, the annual revenue of BRMG from all sources closely approximates its expenses, including Dr. Berger’s compensation, fees payable to us and amounts payable to third parties.

	Year Ended October 31,					Three Months Ended January 31,
	1999	2000	2001	2002	2003	2003	2004
						(unaudited)
Statement of Operations Data:	(dollars in thousands)
Net revenue	$68,901	$84,483	$107,567	$134,078	$140,259	$34,381	$34,047
Operating expenses:
Operating expenses	56,382	60,121	75,457	102,286	106,078	25,913	25,463
Depreciation and amortization	7,341	8,210	10,315	15,010	16,874	4,215	4,365
Provision for bad debts	2,961	2,476	3,851	6,892	4,944	1,871	1,258
Income (loss) from continuing operations	(9,208)	2,090	13,813	(6,435)	(5,464)	(2,138)	(1,305)
Income from discontinued operation	137	524	688	884	3,197	142	—
Net income (loss)	(9,071)	2,614	14,501	(5,551)	(2,267)	(1,996)	(1,305)

	Year Ended October 31,								Three Months Ended January 31,
	1999		2000		2001		2002	2003	2003	2004
									(unaudited)
Other Financial Data:	(dollars in thousands)
Cash flows provided by (used in):
Operating activities	$1,143		$8,106		$15,357		$14,505	$20,271	$4,475	$2,425
Investing activities	(5,866)		(3,294)		(2,580)		(6,115)	(1,702)	(1,684)	(710)
Financing activities	4,667		(4,779)		(12,773)		(8,394)	(18,575)	(2,777)	(1,744)
Interest expense	10,514		13,016		13,521		16,627	17,948	4,609	4,237
Capital expenditures(1)	19,395		14,927		30,992		40,787	11,431	8,227	6,681
Ratio of earnings to fixed charges(2)		(3)	1.16	x	1.64	x	(3)	(3)	(3)	(3)

	Year Ended October 31,
	1999	2000	2001	2002	2003
Operating Data:
Total facilities owned or managed (at beginning of year)	31	37	42	46	58
Facilities added by:
Acquisition	1	5	3	1	—
Internal development	10	1	4	11	3
Facilities closed or sold	(5)	(1)	(3)	—	(6)

Total facilities owned (at end of year)	37	42	46	58	55

Total number of MRI, CT and PET systems (at end of year)	38	45	52	60	63
Total number of scans performed	490,135	600,667	690,484	877,574	947,032

	As of October 31,					As of January 31,
	1999	2000	2001	2002	2003	2004
						(unaudited)
Balance Sheet Data:	(dollars in thousands)
Total current assets	$18,973	$23,598	$35,594	$34,558	$27,774	$26,808
Property, plant and equipment	37,667	44,358	65,368	87,875	81,887	84,259
Total assets	72,247	90,625	128,429	151,639	142,035	143,447
Total current liabilities	56,981	68,186	62,580	79,226	72,389	76,235
Senior debt	96,938	115,940	131,350	158,587	149,534	154,723
Total debt	116,975	133,470	147,653	174,878	165,749	171,938
Total liabilities(4)	136,604	151,538	174,071	202,560	195,122	197,732
Stockholders’ deficit	(64,357)	(60,913)	(45,642)	(50,921)	(53,087)	(54,285)
Working capital deficit	(38,007)	(44,588)	(26,987)	(44,668)	(44,615)	(49,427)

(1)	Includes cash capital expenditures and non-cash capital expenditures comprised of capital lease and notes payable obligations incurred to finance the acquisition of equipment.
(2)	For the purpose of calculating the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes and extraordinary items, plus fixed charges. Fixed charges are the sum of interest on all indebtedness and amortization of debt issuance costs.
(3)	The amount by which fixed charges exceeded earnings for fiscal 1999, 2002 and 2003, and the three months ended January 31, 2003 and 2004 was $9.2 million, $6.4 million, $5.5 million, $2.1 million and $1.3 million, respectively.
(4)	Includes minority interest in consolidated subsidiaries.

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